Civeo Reports Fourth Quarter and Full Year 2025 Results

Highlights:
•Reported fourth quarter 2025 revenues of $161.6 million, net loss of $6.5 million and operating cash flow of $19.3 million, with full year 2025 revenues of $638.8 million, net loss of $20.1 million and operating cash flow of $22.3 million;

•Reported fourth quarter 2025 Adjusted EBITDA of $21.7 million with full year 2025 Adjusted EBITDA of $88.2 million;

•Australian segment achieved record annual revenues of $460.3 million;

•Canadian fourth quarter results reflect the effects of recent cost cutting initiatives as revenues increased 4% year over year while Adjusted EBITDA margins improved from -13% to 8%;

•Repurchased 2.3 million common shares for approximately $54 million during 2025, representing approximately 17% of the Civeo common shares outstanding as of December 31, 2024. In total, the Company has repurchased 37% of its common shares since the inception of the share repurchase program in August 2021;

•Subsequent to year-end 2025, Civeo has repurchased approximately 500,000 more common shares, resulting in 95% completion of the first phase of the company’s capital allocation framework which was a 20% share repurchase authorization;

•Announced today an additional repurchase authorization of up to 10% of the Company’s shares outstanding upon completion of the existing authorization; and

•Earlier this year, awarded a four-year integrated services contract with Ontario's Ministry of the Solicitor General to produce and transport 20,000 meals per day.

HOUSTON and CALGARY, March 3, 2026 (BUSINESS WIRE) -- Civeo Corporation (NYSE:CVEO) today reported financial and operating results for the fourth quarter and year ended December 31, 2025.

Bradley J. Dodson, Civeo's President and Chief Executive Officer said, “Our fourth quarter and full year results reflect disciplined execution in a challenging macro environment, highlighted by record annual revenues for our Australian segment. Throughout 2025, we remained focused on what we can control — taking care of our guests, operating safely, managing costs, allocating capital thoughtfully, and strengthening our platform for long-term value creation.”

Mr. Dodson continued, “Capital allocation remained a central priority during the year with significant share repurchases completed in 2025 and early 2026. We continue to believe our stock represents an attractive investment opportunity and remain committed to this authorization, while maintaining a prudent leverage profile. As a testament to this, the board has announced a new authorization to repurchase up to 10% of our outstanding shares, which will become effective at the completion of the existing authorization. This authorization is consistent with our capital allocation policy initiated in April of 2025 and will not limit our ability to capitalize on increasing opportunities to deploy growth capital across both geographies to support a diverse set of infrastructure projects.”

Mr. Dodson concluded, “Operationally, Australia delivered continued solid performance across both our owned villages and integrated services business, supported by the successful integration of our recent Australian acquisition of four villages. In Canada, customer spending discipline continued to pressure occupancy levels; however, the cost actions we implemented during 2025 are clearly bearing fruit. These efforts have significantly improved margins on our existing business while we position our asset base to support future demand tied to North American infrastructure and data center development.”

Fourth Quarter 2025 Results
In the fourth quarter of 2025, Civeo reported revenues of $161.6 million and reported a net loss of $6.5 million, or $0.56 per diluted share. During the fourth quarter of 2025, Civeo produced operating cash flow of $19.3 million, Adjusted EBITDA of $21.7 million and free cash flow of $15.3 million.
By comparison, in the fourth quarter of 2024, Civeo generated revenues of $151.0 million and reported a net loss of $15.1 million, or $1.10 per diluted share. During the fourth quarter of 2024, Civeo produced operating cash flow of $9.5 million, Adjusted EBITDA of $11.4 million and free cash flow of $2.1 million.
The increase in Adjusted EBITDA in the fourth quarter of 2025 compared to 2024 was primarily due to margin improvement in the Canadian operations as a result of the Company's cost reduction efforts as well as the contribution from the May 2025 Australian acquisition.
Full Year 2025 Results
For the full year 2025, the Company reported revenues of $638.8 million and net loss of $20.1 million, or $1.59 per diluted share. Adjusted EBITDA for the full year 2025 was $88.2 million. This is compared to revenues of $682.1 million and net loss of $17.1 million, or $1.19 per diluted share, for the full year 2024. Adjusted EBITDA was $79.9 million in 2024.

The increase in Adjusted EBITDA in 2025 as compared to 2024 was also largely driven by Canadian margin improvement and the May 2025 Australian acquisition.
Business Segment Results
(Unless otherwise noted, the following discussion compares the quarterly results for the fourth quarter of 2025 to the results for the fourth quarter of 2024.)
Australia
During the fourth quarter of 2025, the Australia segment generated revenues of $119.5 million, operating income of $12.2 million and Adjusted EBITDA of $22.4 million, compared to revenues of $110.0 million, operating income of $12.5 million and Adjusted EBITDA of $20.6 million in the fourth quarter of 2024.

The Australian segment experienced a 9% increase in revenues and a 9% increase in Adjusted EBITDA, driven primarily by the addition of our recently acquired villages and increased integrated services activity.

Canada
During the fourth quarter of 2025, the Canada segment generated revenues of $42.1 million, operating loss of $5.8 million and Adjusted EBITDA of $3.4 million, compared to revenues of $40.7 million, operating loss of $17.5 million and negative Adjusted EBITDA of $5.4 million in the fourth quarter of 2024.
The Canadian segment experienced a 4% increase in revenues driven by occupancy mix. Adjusted EBITDA increased due to cost reduction efforts resulting in significant margin improvement across the Canadian operations.

Financial Condition and Capital Allocation
As of December 31, 2025, Civeo had total liquidity of approximately $90.4 million. Civeo’s total debt on December 31, 2025 was $182.8 million, a $5.1 million decrease from September 30, 2025 and a $139.5 million increase from December 31, 2024 attributable to the acquisition in Australia and share repurchases. Civeo's net debt on December 31, 2025 was $168.4 million, a $7.5 million decrease from September 30, 2025 and a $130.3 million increase from December 31, 2024.

For the full year 2025, the Company repurchased 2.3 million shares for approximately $53.6 million, compared to 1.1 million shares for $29.6 million in 2024.

Civeo reported a net leverage ratio of 1.9x as of December 31, 2025.
For the full year 2025, Civeo invested $20.2 million in capital expenditures, down from $26.1 million during 2024. Capital expenditures in both periods were primarily related to planned maintenance spending on the Company’s lodges and villages. Capital expenditures in 2024 included approximately $2.9 million related to customer-funded infrastructure upgrades at three Australian villages which were reimbursed by Civeo's customer.

In the fourth quarter of 2025, Civeo repurchased approximately 0.2 million shares through its share repurchase program for approximately $4.9 million.

Full Year 2026 Guidance
For the full year of 2026, Civeo expects revenues of $650.0 million to $700.0 million, Adjusted EBITDA of $85.0 million to $90.0 million and capital expenditures of $25.0 million to $30.0 million.

Supplemental Data Disclosure
In addition to the Company's standard earnings release schedules, please see below additional supplemental data schedule disclosing results associated with the asset-light (integrated services) portion of our business and the asset-intensive (accommodation) portion of our business within each of its two reporting segments.

Conference Call
Civeo will host a conference call to discuss its fourth quarter 2025 financial results today at 11:00 a.m. Eastern time. This call is being webcast and can be accessed at Civeo's website at www.civeo.com. Participants may also join the conference call by dialing (877) 423-9813 in the United States or (201) 689-8573 internationally and asking for the Civeo call or using the conference ID 13759022#. A replay will be available after the call by dialing (844) 512-2921 in the United States or (412) 317-6671 internationally and using the conference ID 13759022#.
About Civeo

Civeo Corporation is a leading provider of hospitality services with prominent market positions in the Australian natural resource regions and the Canadian oil sands. Civeo offers comprehensive solutions for lodging hundreds or thousands of workers with its long-term and temporary accommodations and provides food services, housekeeping, facility management, laundry, water and wastewater treatment, power generation, communications systems, security and logistics services. Civeo currently owns and operates a total of 26 lodges and villages in Australia and North America with an aggregate of approximately 26,500 rooms. In addition, Civeo operates and provides hospitality services at 24 customer-owned locations with approximately 19,500 rooms. Civeo is publicly traded under the symbol CVEO on the New York Stock Exchange. For more information, please visit Civeo's website at www.civeo.com

Forward Looking Statements
This news release contains forward-looking statements within the meaning of the Securities Act of 1933 and Section
21E of the Securities Exchange Act of 1934. Forward-looking statements are those that do not state historical facts and are, therefore, inherently subject to risks and uncertainties. The forward-looking statements herein, including the statements regarding Civeo’s future plans and outlook, strategic priorities, guidance, current trends, expectations with respect to Adjusted EBITDA, capital expenditures, future revenues, share repurchases, free cash flow generation, cost reductions, integration of the Australian asset acquisition and liquidity needs, are based on then current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these forward-looking statements. Such risks and uncertainties include, among other things, risks associated with the general nature of the accommodations industry, risks associated with the level of supply and demand for oil, coal, iron ore and other minerals, including the level of activity, spending and developments in the Canadian oil sands, the level of demand for coal and other natural resources from, and investments and opportunities in, Australia, and fluctuations or sharp declines in the current and future prices of coal, iron ore, oil, natural gas and other minerals, risks associated with failure by our customers to reach positive final investment decisions on, or otherwise not complete, projects with respect to which we have been awarded contracts, which may cause those customers to terminate or postpone contracts, risks associated with currency exchange rates, risks associated with inflation and volatility in the banking sector, risks associated with the company’s ability to integrate any future acquisitions, risks associated with labor shortages, risks associated with the development of new projects, including whether such projects will continue in the future, risks associated with the trading price of the company’s common shares, availability and cost of capital, risks associated with general global economic conditions, geopolitical events, inflation, global weather conditions, natural disasters, including wildfires, global health concerns, and security threats and changes to government and environmental regulations, including climate change, and other factors discussed in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of Civeo’s most recent annual report on

Form 10-K and other reports the company may file from time to time with the U.S. Securities and Exchange Commission. Each forward-looking statement contained herein speaks only as of the date of this release. Except as required by law, Civeo expressly disclaims any intention or obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Information

EBITDA, Adjusted EBITDA, free cash flow, net debt, bank-adjusted EBITDA and net leverage ratio are non-GAAP financial measures. See “Non-GAAP Reconciliation” below for definitions and additional information concerning non-GAAP financial measures, including a reconciliation of the non-GAAP financial information presented in this press release to the most directly comparable financial information presented in accordance with GAAP. Non-GAAP financial information supplements and should be read together with, and is not an alternative or substitute for, the
Company’s financial results reported in accordance with GAAP. Because non-GAAP financial information is not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures.

- Financial Schedules Follow -

CIVEO CORPORATION
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024

Revenues	$161,620	$150,951	$638,849	$682,122

Costs and expenses:
Cost of sales and services	124,911	122,846	487,761	532,667
Selling, general and administrative expenses	18,580	17,642	75,342	73,350
Depreciation and amortization expense	18,526	16,769	72,618	68,038
Impairment expense	—	3,758	—	11,581
(Gain) loss on sale of McClelland Lake Lodge assets, net	—	73	—	(5,744)
Other operating expense (income)	(262)	(94)	(987)	898
	161,755	160,994	634,734	680,790
Operating income (loss)	(135)	(10,043)	4,115	1,332

Interest expense	(3,678)	(1,685)	(11,418)	(7,973)
Interest income	35	40	164	187
Other income (expense)	207	(450)	683	517
Loss before income taxes	(3,571)	(12,138)	(6,456)	(5,937)
Income tax expense	(2,888)	(3,293)	(13,620)	(12,492)
Net loss	(6,459)	(15,431)	(20,076)	(18,429)
Less: Net loss attributable to noncontrolling interest	1	(361)	(5)	(1,362)
Net loss attributable to Civeo Corporation	$(6,460)	$(15,070)	$(20,071)	$(17,067)

Net loss per share attributable to Civeo Corporation common shareholders:
Basic	$(0.56)	$(1.10)	$(1.59)	$(1.19)
Diluted	$(0.56)	$(1.10)	$(1.59)	$(1.19)

Weighted average number of common shares outstanding:
Basic	11,437	13,688	12,646	14,287
Diluted	11,437	13,688	12,646	14,287

CIVEO CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31, 2025	December 31, 2024
	(UNAUDITED)
Current assets:
Cash and cash equivalents	$14,439	$5,204
Accounts receivable, net	90,470	89,038
Inventories	6,218	7,537
Prepaid expenses and other current assets	20,086	8,674
Total current assets	131,213	110,453

Property, plant and equipment, net	244,517	204,897
Goodwill, net	7,541	7,001
Other intangible assets, net	70,410	66,502
Operating lease right-of-use assets	14,485	9,401
Other noncurrent assets	9,245	6,818
Total assets	$477,411	$405,072

Current liabilities:
Accounts payable	$44,282	$39,971
Accrued liabilities	30,837	34,933
Income taxes	153	10,853
Deferred revenue	2,903	2,501
Other current liabilities	6,761	4,388
Total current liabilities	84,936	92,646

Long-term debt	182,842	43,299
Deferred income taxes	3,318	3,558
Operating lease liabilities	11,142	6,655
Other noncurrent liabilities	20,789	21,916
Total liabilities	303,027	168,074

Shareholders' equity:
Common shares	—	—
Additional paid-in capital	1,634,883	1,631,823
Accumulated deficit	(1,058,911)	(980,720)
Treasury stock	(10,775)	(10,130)
Accumulated other comprehensive loss	(390,813)	(404,600)
Total Civeo Corporation shareholders' equity	174,384	236,373
Noncontrolling interest	—	625
Total shareholders' equity	174,384	236,998
Total liabilities and shareholders' equity	$477,411	$405,072

CIVEO CORPORATION

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Twelve Months Ended December 31,
	2025	2024

Cash flows from operating activities:
Net loss	$(20,076)	$(18,429)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	72,618	68,038
Impairment charges	—	11,581
Deferred income tax expense	(4,409)	(7,659)
Non-cash compensation charge	3,060	2,851
Gain on disposals of assets	(1,970)	(6,418)
Provision for loss on receivables, net of recoveries	12	26
Other, net	2,038	1,742
Changes in operating assets and liabilities:
Accounts receivable	4,743	44,228
Inventories	1,722	(1,224)
Accounts payable and accrued liabilities	(5,194)	(17,581)
Taxes payable	(15,596)	7,878
Other current assets and liabilities, net	(14,611)	(1,523)
Net cash flows provided by operating activities	22,337	83,510

Cash flows from investing activities:
Payments related to acquisitions	(72,168)	—
Capital expenditures	(20,190)	(26,138)
Proceeds from disposition of property, plant and equipment	2,247	11,011
Other, net	—	183
Net cash flows provided by (used in) investing activities	(90,111)	(14,944)

Cash flows from financing activities:
Revolving credit borrowings (repayments), net	132,836	(17,117)
Dividends paid	(3,437)	(14,422)
Debt issuance costs	(423)	(2,976)
Repurchases of common shares	(53,612)	(29,616)
Other, net	(645)	(1,067)
Net cash flows provided by (used in) financing activities	74,719	(65,198)

Effect of exchange rate changes on cash	2,290	(1,487)
Net change in cash and cash equivalents	9,235	1,881

Cash and cash equivalents, beginning of period	5,204	3,323
Cash and cash equivalents, end of period	$14,439	$5,204

CIVEO CORPORATION
SEGMENT DATA
(in thousands)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
Revenues
Australia	$119,517	$109,989	$460,295	$426,956
Canada	42,103	40,664	178,554	245,087
Other	—	298	—	10,079
Total revenues	$161,620	$150,951	$638,849	$682,122

EBITDA (1)
Australia	$22,335	$20,562	$88,820	$75,079
Canada	2,807	(8,852)	14,603	20,304
Corporate, other and eliminations	(6,545)	(5,073)	(26,002)	(24,134)
Total EBITDA	$18,597	$6,637	$77,421	$71,249

Adjusted EBITDA (1)
Australia	$22,406	$20,639	$89,118	$81,079
Canada	3,412	(5,417)	17,075	18,249
Corporate, other and eliminations	(4,140)	(3,782)	(18,016)	(19,391)
Total adjusted EBITDA	$21,678	$11,440	$88,177	$79,937

Operating income (loss)
Australia	$12,248	$12,496	$51,967	$43,981
Canada	(5,815)	(17,516)	(21,728)	(18,221)
Corporate, other and eliminations	(6,568)	(5,023)	(26,124)	(24,428)
Total operating income (loss)	$(135)	$(10,043)	$4,115	$1,332

(1) Please see Non-GAAP Reconciliation Schedule.

CIVEO CORPORATION
SUPPLEMENTAL QUARTERLY SEGMENT AND OPERATING DATA
(U.S. dollars in thousands, except for room counts and average daily rates)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024

Supplemental Operating Data - Australian Segment
Accommodation and associated services revenue (1)	$53,851	$49,293	$211,761	$196,684
Integrated services and other services revenue (3)	65,666	60,696	248,534	230,272
Total Australian revenues	$119,517	$109,989	$460,295	$426,956

Costs
Accommodation and associated services cost	$26,535	$23,354	$103,275	$94,344
Integrated services and other services cost	58,976	54,409	222,259	208,627
Indirect other cost	3,725	3,394	13,923	12,403
Total Australian cost of sales and services	$89,236	$81,157	$339,457	$315,374

Average daily rates (4)	$76	$77	$76	$78

Billed rooms (5)	704,777	637,461	2,783,893	2,524,108

Australian dollar to U.S. dollar	$0.656	$0.652	$0.645	$0.660

Supplemental Operating Data - Canadian Segment
Revenues
Accommodation and associated services revenue (1)	$35,941	$33,981	$150,651	$214,774
Mobile facility rental and associated services revenue (2)	541	50	1,587	1,523
Integrated services and other services revenue (3)	5,621	6,633	26,316	28,790
Total Canadian revenues	$42,103	$40,664	$178,554	$245,087

Costs
Accommodation and associated services cost	$28,374	$31,410	$114,964	$164,089
Mobile facility rental and associated services cost	174	527	345	4,940
Integrated services and other services cost	5,232	6,362	24,489	27,201
Indirect other cost	1,869	2,678	8,193	10,905
Total Canadian cost of sales and services	$35,649	$40,977	$147,991	$207,135

Average daily rates (4)	$100	$94	$97	$97

Billed rooms (5)	359,108	359,537	1,550,435	2,205,700

Canadian dollar to U.S. dollar	$0.717	$0.715	$0.716	$0.730
.

(1)Includes revenues related to lodge and village rooms and hospitality services for owned rooms for the periods presented.
(2)Includes revenues related to mobile assets for the periods presented.
(3)Includes revenues related to food services, laundry and water and wastewater treatment services, and facilities management for the periods presented.
(4)Average daily rate is based on billed rooms and accommodation revenue.
(5)Billed rooms represents total billed days for owned assets for the periods presented.

CIVEO CORPORATION
SUPPLEMENTAL OPERATIONS BY SERVICE TYPE BY REGION DATA
(U.S. dollars in thousands)
(unaudited)

The following table sets forth certain supplemental data for our Australia and Canada segment revenues attributable to the asset-light (“Catering and Facility Management”) portion of the Company’s business and the asset-intensive (“Accommodations and Infrastructure”) portion of the Company’s business. We provide Catering and Facility Management services to both customer-owned assets and Company-owned villages and lodges. When we provide Catering and Facility Management services to customer-owned assets, it is reflected in “Food and other services” in our Supplemental Quarterly Segment and Operating Data. However, when we provide those same services to customers at our owned villages and lodges, it is reflected in “Accommodation and other services”, which also includes the Accommodations and Infrastructure component of our owned villages and lodges. This is because we bill our customers in one combined rate for both Accommodations and Infrastructure services and Catering and Facility Management services at Company-owned villages and lodges.

The purpose of the disclosure below is to disaggregate the embedded Catering and Facility Management revenues from the “Accommodation and other services” revenues associated with our owned villages and lodges that is included in our Supplemental Quarterly Segment and Operating Data. To do so, we apply a margin that is equal to Civeo’s margin in similar services we provide to customer-owned assets to the cost of sales that are associated with Catering and Facility Management services within “Accommodation and other services” for our owned villages and lodges. This table provides investors a supplemental view of the services provided by the Company which could assist with their valuation analysis.

	Three months ended December 31, 2025				Three months ended December 31, 2024
	Australia	Canada	Other	Total	Australia	Canada	Other	Total
Revenues
Asset Light: Catering and Facility management	$88,418	$24,977	$—	$113,395	$81,395	$27,813	$—	$109,208
Asset Intensive: Accommodations and Infrastructure	31,099	17,126	—	48,225	28,594	12,851	298	41,743
Total revenues	$119,517	$42,103	$—	$161,620	$109,989	$40,664	$298	$150,951

	Twelve months ended December 31, 2025				Twelve months ended December 31, 2024
	Australia	Canada	Other	Total	Australia	Canada	Other	Total
Revenues
Asset Light: Catering and Facility management	$337,827	$108,075	$—	$445,902	$313,515	$147,212	$549	$461,276
Asset Intensive: Accommodations and Infrastructure	122,468	70,479	—	192,947	113,441	97,875	9,530	220,846
Total revenues	$460,295	$178,554	$—	$638,849	$426,956	$245,087	$10,079	$682,122

CIVEO CORPORATION
NON-GAAP RECONCILIATIONS
(in thousands)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024

EBITDA (1)	$18,597	$6,637	$77,421	$71,249
Adjusted EBITDA (1)	$21,678	$11,440	$88,177	$79,937
Free Cash Flow (2)	$15,269	$2,074	$4,394	$68,383
Net Leverage Ratio (3)			1.9x

(1)The term EBITDA is a non-GAAP financial measure that is defined as net income (loss) attributable to Civeo Corporation plus interest, taxes, depreciation and amortization. The term Adjusted EBITDA is a non-GAAP financial measure that is defined as EBITDA adjusted to exclude certain other unusual or non-operating items. EBITDA and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles and should not be considered in isolation from or as a substitute for net income or cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, EBITDA and Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. Civeo has included EBITDA and Adjusted EBITDA as supplemental disclosures because its management believes that EBITDA and Adjusted EBITDA provide useful information regarding its ability to service debt and to fund capital expenditures and provide investors a helpful measure for comparing Civeo's operating performance with the performance of other companies that have different financing and capital structures or tax rates. Civeo uses EBITDA and Adjusted EBITDA to compare and to monitor the performance of its business segments to other comparable public companies and as a benchmark for the award of incentive compensation under its annual incentive compensation plan.

The following table sets forth a reconciliation of EBITDA and Adjusted EBITDA to net income (loss) attributable to Civeo Corporation, which is the most directly comparable measure of financial performance calculated under generally accepted accounting principles (in thousands) (unaudited):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024

Net loss attributable to Civeo Corporation	$(6,460)	$(15,070)	$(20,071)	$(17,067)
Income tax provision (benefit)	2,888	3,293	13,620	12,492
Depreciation and amortization	18,526	16,769	72,618	68,038
Interest income	(35)	(40)	(164)	(187)
Interest expense	3,678	1,685	11,418	7,973
EBITDA	$18,597	$6,637	$77,421	$71,249
Adjustments to EBITDA
Impairment of long-lived assets (a)	—	3,758	—	11,581
Net (gain) loss on disposition of McClelland Lake Lodge assets (b)	—	73	—	(5,744)
Cost saving initiatives (c)	526	—	2,185	—
Share-based compensation (d)	797	972	3,060	2,851
Shareholder activist costs	1,758	—	5,511	—
Adjusted EBITDA	$21,678	$11,440	$88,177	$79,937

(a)Relates to asset impairments in the first and fourth quarters of 2024. In the fourth quarter of 2024, we recorded a pre-tax loss related to the impairment of long-lived assets in our Canadian segment of $3.2 million and a pre-tax loss related to the impairment of long-lived assets in the U.S. of $0.5 million. In the first quarter of 2024, we recorded a pre-tax loss related to the impairment of long-lived assets in our Australian segment of $5.7 million and a pre-tax loss related to the impairment of long-lived assets in the U.S. of $2.1 million.
(b)Relates to proceeds received and expenses incurred associated with the dismantlement and sale of the McClelland Lake Lodge. In the fourth, third and second quarters of 2024, we recorded expenses associated with the sale of our McClelland Lake Lodge of $0.1 million, $0.2 million and $0.1 million, respectively, which are included in (Gain) loss on sale of McClelland Lake Lodge assets, net on the unaudited statements of operations. In the first quarter of 2024, we recorded gains associated with the sale of the McClelland Lake Lodge of $6.1 million, which are included in (Gain) loss on sale of McClelland Lake Lodge assets, net on the unaudited statements of operations.
(c)Represents implementation costs (primarily severance costs and real estate expense rationalization) incurred as part of cost savings initiatives.
(d)Represents share-based compensation expense associated with performance share awards, restricted share awards, restricted share units and deferred share awards.

(2)The term Free Cash Flow is a non-GAAP financial measure that is defined as net cash flows provided by operating activities less capital expenditures plus proceeds from asset sales. Free Cash Flow is not a measure of financial performance under generally accepted accounting principles and should not be considered in isolation from or as a substitute for cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity.
Additionally, Free Cash Flow may not be comparable to other similarly titled measures of other companies. Civeo has included Free Cash Flow as a supplemental disclosure because its management believes that Free Cash Flow provides useful information regarding the cash flow generating ability of its business relative to its capital expenditure and debt service obligations. Civeo uses Free Cash Flow to compare and to understand, manage, make operating decisions and evaluate Civeo's business. It is also used as a benchmark for the award of incentive compensation under its annual incentive compensation plan.

The following table sets forth a reconciliation of Free Cash Flow to Net Cash Flows Provided by Operating Activities, which is the most directly comparable measure of financial performance calculated under generally accepted accounting principles (in thousands) (unaudited):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024

Net Cash Flows Provided by Operating Activities	$19,265	$9,496	$22,337	$83,510
Capital expenditures	(4,810)	(7,733)	(20,190)	(26,138)
Proceeds from disposition of property, plant and equipment	814	311	2,247	11,011
Free Cash Flow	$15,269	$2,074	$4,394	$68,383

(3)The term net leverage ratio is a non-GAAP financial measure that is defined as net debt divided by bank-adjusted EBITDA.
Net debt, bank-adjusted EBITDA and net leverage ratio are not financial measures under GAAP and should not be considered in isolation from or as a substitute for total debt, net income (loss) or cash flow measures prepared in accordance with GAAP or as a measure of profitability or liquidity. Additionally, net debt, bank-adjusted EBITDA and net leverage ratio may not be comparable to other similarly titled measures of other companies. Civeo has included net debt, bank-adjusted EBITDA and net leverage ratio as a supplemental disclosure because its management believes that this data provides useful information regarding the level of the Company’s indebtedness and its ability to service debt. Additionally, per Civeo’s credit agreement, the Company is required to maintain a net leverage ratio below 3.0x every quarter to remain in compliance with the credit agreement.

The following table sets forth a reconciliation of net debt, bank-adjusted EBITDA and net leverage ratio to the most directly comparable measures of financial performance calculated under GAAP (in thousands) (unaudited):

As of December 31,
2025

Total debt	$182,842
Less: Cash and cash equivalents	14,439
Net debt	$168,403

Adjusted EBITDA for the twelve months ended December 31, 2025 (a)	$88,177
Adjustments to Adjusted EBITDA
Acquisition pro-forma EBITDA	5,905
Interest income	164
Cost saving initiatives (b)	(2,185)
Shareholder activist costs (b)	(5,511)
Bank-adjusted EBITDA	$86,550

Net leverage ratio (c)	1.9x

(a) See footnote 1 above for reconciliation of Adjusted EBITDA to net loss attributable to Civeo Corporation
(b) Adjustments to EBITDA not allowed to be adjusted by our credit facility
(c) Calculated as net debt divided by bank-adjusted EBITDA

CIVEO CORPORATION
NON-GAAP RECONCILIATIONS - GUIDANCE
(in millions)
(unaudited)

	Year Ending December 31, 2026
EBITDA Range (1)	$79.5	$84.5
Adjusted EBITDA Range (1)	$85.0	$90.0

(1)The following table sets forth a reconciliation of estimated EBITDA and Adjusted EBITDA to estimated net loss, which is the most directly comparable measure of financial performance calculated under generally accepted accounting principles (in millions) (unaudited):

	Year Ending December 31, 2026
	(estimated)

Net loss	$(14.5)	$(10.5)
Income tax provision	14.0	15.0
Depreciation and amortization	66.0	66.0
Interest expense	14.0	14.0
EBITDA	$79.5	$84.5
Adjustments to EBITDA
Shareholder activist costs	1.0	1.0
Cost savings initiatives	0.5	0.5
Share-based compensation	4.0	4.0
Adjusted EBITDA	$85.0	$90.0

CONTACT:

Regan Nielsen
Civeo Corporation
Vice President, Corporate Development & Investor Relations
713-510-2400